  Exhibit 10.1

SUBLICENSE AGREEMENT

This Sublicense Agreement (this “Agreement”) is entered into August 27, 2018, and shall become effective the 28th day of August, 2018, (the “Effective Date”), by and between CGI Cellerate RX, LLC, a Texas limited liability company, having its principle place of business at 12000 Network Blvd, Suite B-200, San Antonio, TX 78249 (“Sublicensor”), and Cellerate, LLC, a Texas limited liability company having its principal place of business at 7500 Rialto Boulevard, Building II, Suite 220, Austin, TX 78735 (“Sublicensee”). Sublicensor and Sublicensee are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS:

A. Sublicensor has executed a certain Manufacturing & Technology Agreement with Applied Nutritionals, LLC, a Delaware limited liability company (“Applied Nutritionals”) as of April 24, 2018 (the “Manufacturing Agreement”).

B. Sublicensee has entered into a certain Consent and Partial Assignment with Sublicensor and Applied Nutritionals as of even date herewith pertaining to the Manufacturing Agreement.

C. The Parties desire to provide for the sublicense of the Licensed IP, as hereinafter defined.

 I.
DEFINITIONS

The following terms shall have meanings ascribed to them below:

1.1 “Affiliate” means, with respect to any person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, members, general partners, or Persons exercising similar authority with respect to such Person or entities.

1.2 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed for business.

1.3 “Business Manufacturing Documentation” means the United States Food & Drug Administration records, files and documents necessary to explain the designs, concepts and processes required to manufacture the Products and to permit a reasonably skilled Person knowledgeable in the manufacture of devices similar to the Products to manufacture the Products.

Sublicense Agreement

1.4 “Commercially Reasonable Efforts” means the carrying out of each of the Party’s obligations under this Agreement with the exercise of prudent scientific and business judgment and a level of effort and resources consistent with the judgment, efforts and resources that the Party who bears the performance obligation or a comparable third party in the industry would employ for products of similar strategic importance and commercial value that result from its own research efforts taking into consideration competitive market conditions in effect at the time the Party's obligations are carried out.

1.5 “Field of Use” means the sale of collagen-based products or other products into the wound care and surgical markets and subject to the exceptions set forth in Section 2.2 below.

1.6 “Knowledge” including the phrase “the best Knowledge of Sublicensor” shall mean, with respect to Sublicensor, the actual knowledge of any Sublicensor’s executive officers or managers relating to a particular subject matter, including all information that a reasonably prudent Person in such position would be expected to have obtained in the course of his or her duties and after making a reasonable inquiry of those Persons who would reasonably be expected to have knowledge with respect to such subject matter

1.7 “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

1.8 “Licensed IP” shall mean the CellerateRX trademark, technology, trade secrets, know-how, all of the materials currently held by Applied Nutritionals, Inc. in a fireproof safe, by Iron Mountain under Depositor Number 26694-26706 which includes but is not limited to manufacturing processes, Business Manufacturing Documentation, regulatory approvals and licenses, and any other CellerateRX information cleared for market by the FDA 510(k) Number 955506.

1.9  “Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

1.10 “Net Sales” means gross invoiced sales by Sublicensee, or any sub-licensee, from sales of Products to third parties consummated following the first commercial sale of Product (excluding pilots and/or marketing assessments to the extent they are complimentary as opposed to being sold) after the Effective Date, less sales taxes (including value-added taxes, goods and services taxes), excise duties, import and export duties, shipping costs if separately invoiced to the customer, chargebacks, trade and early payment discounts, refunds, rebates, samples, returns and other reasonable and customary allowances, in each case as determined from the financial statements of Sublicensee maintained by Sublicensee and prepared in the ordinary course of business according to United States generally accepted accounting principles.

Sublicense Agreement

1.11 “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.12 “Prime Rate” means the prime rate of interest reported by the Wall Street Journal from time to time.

1.13 “Products” means all products listed in Schedule A, and any other products that may be agreed upon in writing by Sublicensor and Sublicensee from time to time.

1.14 “Quarterly Period” means each three-month period commencing on the 1st of January, 1st of April, 1st of July, and 1st of October.

1.15 “Territory” means the human Wound Care Market and surgical market in the United States, Canada and Mexico, and such future additions as may be agreed to by the Parties.

1.16 “Wound Care Market” means the care for external wounds, including but not limited to the treatment of external, tunneled or undermined wounds (including, without limitation, pressure ulcers (Stages I-IV), venous stasis ulcers, diabetic ulcers, ulcers resulting from arterial insufficiency, surgical wounds, traumatic wounds, first and second degree burns, superficial wounds, cuts, scrapes, skin tears, skin flaps and skin grafts.

1.17 “Year” means the annual time period commencing on the Effective Date and ending one (1) year thereafter, and each subsequent annual time period so long as this Agreement remains in effect.

 II.
GRANT OF EXCLUSIVE LICENSE BY SUBLICENSOR TO SUBLICENSEE

2.1 Subject to the terms and conditions of this Agreement, and except as provided in Section 2.2 below, during the Term, Sublicensor hereby grants to Sublicensee an exclusive, non-revocable, transferrable right in and to the Licensed IP to sell, export, market and distribute, Products for Wound Care (including, without limitation, the Products listed on Schedule A attached hereto) within the Territory in the Field of Use (the “Sublicense”).

2.2     Notwithstanding anything in Section 2.1 to the contrary, Sublicensor shall own and retain all rights, titles, and interest in, to and under the Licensed IP except as otherwise provided in this Agreement.

Sublicense Agreement

 III.
IMPROVEMENTS

3.1 No Grant-backs to Sublicensor. Except as otherwise agreed by the Parties, all right, title and interest in an improvement conceived solely by Sublicensee that does not violate or infringe the Licensed IP, made, or reduced to practice solely by Sublicensee during the Term of this Agreement, and all of Sublicensee's patents and patent applications by Sublicensee claiming its improvements shall:

(a) remain the sole and exclusive property of Sublicensee and not subject to this Agreement; and

(b) not be licensed to Sublicensor unless the Parties otherwise specifically agree in writing.

3.2 No Grant-backs to Sublicensee. Except as otherwise agreed by the Parties, all right, title and interest in an improvement conceived solely by Sublicensor and that is not made or reduced to practice solely by Sublicensee during the Term of this Agreement shall:

(a)     remain the sole and exclusive property of Sublicensor; and

(b)     not be licensed to Sublicensee pursuant to Section 3.1 of this Agreement if it is not within the Field of Use and the Territory unless the Parties otherwise specifically agree in writing.

  IV.
TITLE AND OWNERSHIP

4.1 Ownership. Except as provided in this Agreement, Sublicensor shall own and retain all rights, titles and interests in, to and under the Licensed IP.

 V.
ROYALTIES AND SUBLICENSOR DISPUTES

5.1 Royalties. As additional consideration for the granting of the Sublicense, Sublicensee shall pay the following royalties to Sublicensor:

(a) Sublicensee agrees to pay Sublicensor a royalty of:

i.
three percent (3%) of all collected Net Sales during each Year up to an aggregate amount of Net Sales of $12,000,000;
ii.
(ii) four percent (4%) of all collected Net Sales on that portion of Net Sales, if any, that exceed $12,000,000 up to an amount of $20,000,000 for each such Year; and
iii.
(iii) five percent (5%) of all Net Sales, if any, that exceed $20,000,000 for each such Year (collectively, the “Royalty”).  The Royalty shall be paid within thirty (30) days after the end of each Quarterly Period, together with a quarterly report detailing the quantity of Products sold broken down by a list of unidentified customers and the quantity per such unidentified customer, amounts received, the total Royalty due for the immediately preceding Quarterly Period and the calculations used to arrive at those amounts (the “Royalty Report”).

Sublicense Agreement

(b) Notwithstanding anything to the contrary contained herein, for the first five (5) Years of this Agreement, Sublicensee is required to pay a Royalty to Sublicensor of at least $400,000 per Year (the “Minimum Royalty”); provided, however, if Sublicensor is in default under this Agreement or the Manufacturing Agreement, during the time of any such default, the Minimum Royalty obligation of Sublicensee shall not be applicable.

5.2
Verification by Sublicensor.

(a)    Sublicensor, at its own expense, may, for a period of one year after receiving any Royalty Statement from Sublicensee, nominate an independent certified public accountant acceptable to Sublicensee (the “Auditor”), who will have access to Sublicensee's sales records for the Products upon reasonable, but not less than fifteen (15) Business Days' prior written notice to Sublicensee and during Sublicensee's normal business hours solely for the purpose of verifying the Royalty payments made under this Agreement. The Auditor shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit and shall conduct such audit in a manner designed to minimize disruption of Sublicensee's normal business operations. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit shall be deemed Sublicensee's Confidential Information and shall be subject to the Auditor's entry, prior to conducting the audit, into a written agreement with Sublicensee containing customary confidentiality and restricted use obligations at least as restrictive as those set out in Article VIII. Sublicensor may not exercise this right more than once in any calendar year and the Auditor shall only disclose to Sublicensor information directly related to the accuracy of the Royalty Statement and any deficiency in the payment made, or overpayment.

(b)    Sublicensor shall provide to Sublicensee a copy of all of the Auditor's audit reports within five (5) Business Days of Sublicensor's receipt of such audit report. If the audit report shows that payments made by Sublicensee are deficient, Sublicensee shall pay Sublicensor the deficient amount within fifteen (15) Business Days after Sublicensee's receipt of the audit report, with the deficient amount bearing interest in the amount of the average Prime Rate over the time of deficiency. If the deficiency is greater than five percent (5%) of the total payments owed by Sublicensee to Sublicensor, then Sublicensee agrees to pay for the reasonable direct costs of such audit. If the report shows that payments made by Sublicensee are in excess of the required payment, Sublicensor shall credit Sublicensee the excess amount to Sublicensee’s next order with the excess amount bearing interest in the amount of the Prime Rate over the time of the overpayment.

Sublicense Agreement

(c)    In the absence of fraud, the failure of Sublicensor to request verification of any Royalty Statement during the one-year period after receipt of such Royalty Statement is deemed acceptance by Sublicensor of the accuracy of the Royalty Statement and the payment made by Sublicensee in accordance with the Royalty Statement.

5.3
Payment Disputes.  Sublicensee may withhold from payment any and all payments and amounts Sublicensee disputes in good faith, including but not limited to a dispute of the audit report, within thirty (30) days after Sublicensee first becoming aware of the event causing the dispute (the “Dispute Event”), pending resolution of the dispute provided that Sublicensee:

(a) timely pays Sublicensor all amounts not subject to the Dispute Event;

(b) provides Sublicensor written notice of the Dispute Event prior to the due date, specifying in such notice:

(i)
the amount in dispute; and

(ii)
the reason for the Dispute Event set out in sufficient detail to facilitate investigation by Sublicensor and resolution by the Parties (the “Dispute Event Notice”); and

(c) works with Sublicensor in good faith to resolve the Dispute Event promptly; and promptly pays any amount determined to be due by resolution of the Dispute Event either by agreement of the Parties within thirty (30) days of the Dispute Event Notice, or such longer time as may be mutually agreed upon by the Parties. If the Dispute Event is not resolved in such time frames, either or both Parties, as the case may be, may send written notice of default to the other Party pursuant to Section 6.2 and pursue any remedies under this Agreement.

5.4
Taxes. Each Party shall bear and pay all taxes (including, without limitation, sales, excise, value added, use taxes and similar taxes) applicable to such Party pertaining to this Agreement, the payments hereunder and the manufacture, sale or distribution of the Products.

VI.
TERM AND TERMINATION

6.1 Term. The term of this Agreement commences on the Effective Date and shall run until August [ ], 2028 (the “Initial Term”) and then automatically renew for successive one-year periods (so long as Sublicensee is not in default of this Agreement) unless terminated under Section 6.2 or with written notice provided by either Party at least 180 days prior to the end of the then existing renewal period (the “Term”). This agreement shall continue to renew automatically (unless either Party terminates per this Section 6) until January 1, 2050.

6.2 Default. In addition to Section 6.1 above, upon the showing of default of any material term or provision of this Agreement, the non-defaulting Party may terminate this Agreement without liability, but only after sending the defaulting Party a written notice specifying and explaining in detail the nature and character of such default and the failure of the defaulting Party to cure such default within thirty (30) days of receiving such written notice, except in the case of a default in the payment of any amounts owed, for which the cure period shall be five (5) days.

Sublicense Agreement

6.3 Termination of Manufacturing Agreement. In the event a Party is in default of the Manufacturing Agreement and the non-defaulting Party terminates the Manufacturing Agreement in accordance with the terms thereof, the non-defaulting Party shall have the option for a period of thirty (30) days after such termination of the Manufacturing Agreement at its sole option to terminate this Agreement which shall be effective immediately upon sending written notice to the defaulting Party.

VII.
REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the Laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b) it has, and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate/organizational action of the Party; and

(d) when executed and delivered by such Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regard less of whether considered in a proceeding in equity or at Law).

7.2 Sublicensor's Representations and Warranties. Sublicensor represents and warrants with respect to the Products that:

(a) Sublicensor has a legally valid, exclusive license (with rights to sublicense) of the Licensed IP;

(b) excluding all applications outside the Territory, Field of Use and Products, as well as any products and new inventions not subject to this Agreement, it has sole and exclusive control (by ownership, license or otherwise) of the right, title, and interest in and to the Licensed IP;

Sublicense Agreement

(c) it has, and throughout the Term, will retain the unconditional and irrevocable right, power and authority to grant the sublicense hereunder;

(d) neither its grant of the sublicense, nor its performance of any of its obligations, under this Agreement does or to its Knowledge will at any time during the Term:

i.
conflict with or violate any applicable Law; or

ii.
require the consent, approval, or authorization of any governmental or regulatory authority or other third party.

(e) Except as expressly provided in this Agreement, it has not granted and will not grant any sublicenses or other contingent or non-contingent right, title or interest under or relating to the Licensed IP within the Territory for the Field of Use, or is or will be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Sublicensor's representations, warranties, or obligations or Sublicensee's rights or licenses hereunder, such as making the Licensed IP no longer exclusive as to the Sublicensor and/or Sublicensee as provided for herein;

(f) there neither are nor at any time during the Term will be any encumbrances, liens, or security interests involving the Licensed IP other than a lien or security interest granted to a lender financing Sublicensor’s business operations;

(g) to the best Knowledge of Sublicensor, no prior art or other information exists that would adversely affect the validity, enforceability, term, or scope of the Licensed IP;

(h) there is no settled, pending or threatened litigation or reissue application, re-examination, post-grant, inter parties or review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license):

i.
alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability, or noninfringement of, or error in the Licensed IP;
ii.
challenging Sublicensor's right to practice or license, the Licensed IP, or alleging any adverse right, title, or interest with respect thereto; or
iii.
alleging that the Licensed IP or the making, using, offering to sell, sale, or importation of any Product does or would infringe, misappropriate, or otherwise violate any patent, trade secret, or other intellectual property of any third party.

Sublicense Agreement

(i) it has no Knowledge, after reasonable investigation, of any factual, legal, or other reasonable basis for any litigation, claim, or proceeding relating to the Licensed IP;

(j) it has not received any written, oral, or other notice of any litigation, claim, or proceeding relating to the Licensed IP;

(k) Except as disclosed on Schedule B, the Licensed IP does not violate the intellectual property rights of any third party, neither Sublicensor nor, to the best Knowledge of Sublicensor, Applied Nutritional, LLC, has brought or threatened any claim against any third party alleging infringement of the Licensed IP, nor to the best Knowledge of Sublicensor, is any third-party infringing or, to its Knowledge, preparing or threatening to infringe any patent, or practicing any claim of any patent application, included in the Licensed IP;

(l) all of its registered trademarks contained anywhere in the Territory are listed on Schedule C and it does not own any other registered or common law trademarks;

(m) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(n) this Agreement constitutes the valid and legally binding obligation of Sublicensor, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at Law).

7.3 Sublicensee Representations and Warranties. Sublicensee has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sublicensee, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regard less of whether considered in a proceeding in equity or at Law).

7.4 Disclaimer. Sublicensor makes no representations or warranties of any kind concerning the market for the Products or Sublicensee's potential earnings through sales of the Product.

Sublicense Agreement

VIII.
CONFIDENTIALITY

8.1 Confidential Information. For the term of the Agreement, each Party will protect any documents, reports or communications, as well as, any information marked “confidential” or “proprietary” received under this Agreement (collectively “Confidential Information”), against disclosure to unauthorized third parties. The Parties agree that in handling the Confidential Information, they will employ the same standard of care and diligence generally exercised by the receiving party with respect to its own confidential or proprietary information. The Parties further agree to only disclose such Confidential Information internally within their own organizations, to those employees with a strict need to know the Confidential Information and its professional advisors only to the extent necessary to effectuate the purposes of the Agreement, all of whom are advised of the confidential nature of such Confidential Information. For purposes of this provision, third parties not authorized for the disclosure of Confidential Information do not include, a Party’s own auditors or accountants, governmental authorities with a legal right to view such information, or court ordered disclosures. For purposes of this provision, third parties not authorized for the disclosure of Confidential Information specifically include, without limitation, competitors or potential competitors, other license holders under the Intellectual Property, and any third party, individual, corporation or other entity, without the prior written consent of the other Parties.

8.2  Binding Obligations. Recipient has no rights or interest in any Confidential Information of Discloser, and during the term of this Agreement and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to strictly effectuate the intent of this Agreement), or disclose to any other Person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its members, shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries, Affiliates or any other persons or entities that are given access to Discloser's Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

8.3  Exclusions from Confidential Information. Information, documents and communications received by a Party under this Agreement will be deemed NOT to be Confidential Information if such information document or communication is:

(A)
Published or otherwise made available to the public other than by a breach of this Agreement;

(B)
Furnished to a Party by an independent third party without any restrictions on its disclosure;

(C)
Approved for release in writing by the Party to whom the information, documents or communications belong; or

Sublicense Agreement

(D)
Known to or independently developed by the Party receiving such, without reference to or use of any Confidential Information.

In addition, the Parties acknowledge and agree that WNDM, (the parent company of a Sublicensee member) is a publicly-traded company that is subject to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”), and that notwithstanding anything in this Agreement to the contrary, to the extent that WNDM is legally required to make disclosures pursuant to the Securities Laws, certain information (including, without limitation, this Agreement, the Contribution Agreement, and the Operating Agreement, the Parties and the operations of the Company) may be required to be disclosed under the Securities Act and the Exchange Act, and WNDM may disclose any such information to the extent required by law. The Parties will mutually agree on what information, if any, will be disclosed by WNDM prior to such disclosure.

8.4 Return of Confidential Information. Upon the termination of this Agreement for any or no reason, Recipient shall, upon request by Discloser, return all physical embodiments, including but not limited to documents, and/or other manifestations of Confidential Information in any medium, of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other Person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information without the necessity for any bond, along with all other remedies available at Law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

8.5 Survival. The provisions of this Article VIII shall survive for a period of five (5) years following the termination or expiration of this Agreement.

Sublicense Agreement

IX.
INDEMNIFICATION; INFRINGEMENT BY OTHERS; INTELLECTUAL PROPERTY MATTERS

9.1 Indemnification by Sublicensor. Sublicensor shall indemnify, defend, and hold harmless Sublicensee and its officers, directors, agents, customers and members from any and all Losses, incurred or suffered by them on account of any actual or alleged injury to Person or property by reason of the negligence of or breach of the Agreement by Sublicensor, including trademark or patent infringement claims related to the Licensed IP, unless such damage is solely due to an unauthorized representation by Sublicensee regarding the Product or due to the negligence, of Sublicensee, in which case there shall be no obligation upon Sublicensor to indemnify Sublicensee hereunder.

9.2 Indemnification of Sublicensee. Sublicensee shall indemnify and hold harmless Sublicensor and its officers, directors, agents and members from any and all Losses incurred or suffered by them on account of any actual or alleged damage to Person or property arising out of the actions, omissions, negligence or intentional misconduct of Sublicensee in selling or marketing of the Products, unless such damage is solely due to the actions, omissions, negligence or intentional misconduct of Sublicensor, in which case there shall be no obligation upon Sublicensee to indemnify Sublicensor hereunder.

9.3 Infringement of Licensed IP. Each Party shall promptly inform the other Party in writing of any alleged infringement of the Licensed IP by a third party of which it has knowledge and provide any available evidence of such infringement to the other Party. In the event it is alleged that a third party is or has infringed the Licensed IP in or to the Products or in the use or composition of the Products (the "Property Rights"), Sublicensor shall have the initial right to institute and diligently prosecute proper legal proceedings at its own expense. In the event that Sublicensor fails to institute such proceedings within thirty (30) days from receipt of written notice by Sublicensee advising Sublicensor that a third party is infringing, allegedly infringing or substantially preparing to infringe upon the Property Rights, or Sublicensor otherwise first acquiring Knowledge of the infringement, Sublicensee, at its own expense, may institute suit for infringement under its own name and join Sublicensor at its option, as a party-plaintiff to such suit. In the event that Sublicensee institutes a suit in accordance with the foregoing sentence, Sublicensor may be represented by its own counsel at its own expense, and any recovery of damages in the suit shall belong to Sublicensee. Notwithstanding the foregoing, in the event that Sublicensor is joined as a party-plaintiff and participates in the suit or participates in the suit as an intervenor, Sublicensor shall be entitled to recover a portion of any damages, including any damage enhancements, based on its financial contribution with respect to such participation as well as any damages Sublicensor suffered.

9.4 Settlement. Neither Party shall settle or otherwise compromise the Licensed IP without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, regardless of whether such other Party is a party to any suit for infringement of the Licensed IP.

Sublicense Agreement

9.5 Adjustment to Royalties. Should Sublicensor fail to take Commercially Reasonable Efforts to attempt to stop any infringement of the Licensed IP: (i) within the Territory and the Field of Use, or (ii) if outside the Territory and/or Field of Use, any infringement of the Licensed IP that is reasonably likely to affect the value of the Licensed IP to Sublicensee, or (iii) otherwise decline to protect the value of the Licensed IP within the Territory and the Field of Use after receipt of reasonable notice of infringement of the Licensed IP, the Parties shall renegotiate the Royalties payable hereunder, to reflect the value of such Licensed IP in the absence of the right to exclude third party practice. Should the Parties be unable to reach agreement within thirty (30) days of Sublicensee’s notice to Sublicensor to commence negotiations, Sublicensee shall have the right to institute litigation pursuant to Section 10.2.

9.6 Cooperation. Sublicensor shall execute any and all papers, documents or other instruments which may be reasonably necessary or desirable to effect the right to file suit and litigate granted to Sublicensee under Section 9.3 above, and also to execute any and all papers which may be found necessary or desirable in any suits brought under and pursuant to this Agreement; and Sublicensor further agrees that any employees or principals of relevant licensors of Sublicensor reasonably requested by Sublicensee, will testify in any litigation, whenever requested to do so by Sublicensee, provided, however, that if Sublicensor is not a party to the suit, Sublicensor shall be reimbursed for all costs and expenses associated with such testimony, including but not limited to reasonable and necessary attorney's fees. Likewise, if not a party to the suit, Sublicensee shall be reimbursed for all reasonable third party out-of-pocket costs and expenses associated with any required cooperation with Sublicensor’s suit, including but not limited to reasonable and necessary attorney’s fees.

9.7 Invalidity. If any Property Right is declared to be invalid or unenforceable by a court having jurisdiction, then Sublicensee may at its sole option elect in writing to be immediately released of, and from, any and all obligations under this Agreement, and this Agreement shall be deemed to be terminated.

9.8 Assurance by Sublicensee. During the Term, Sublicensee shall reasonably assist Sublicensor in Product development of any Products which might be the subject of this Agreement; provided, however that any reasonable third-party costs and expenses incurred by Sublicensee in providing such assistance shall be reimbursed by Sublicensor.

9.9 Regulatory Clearance. Sublicensor shall be responsible for obtaining and maintaining all clearances from governmental agencies required to manufacture and market the Products, including but not limited to any required approvals from the U.S. Food and Drug Administration, and Sublicensee shall cooperate and provide Commercially Reasonable Efforts in assisting Sublicensor; provided, however that any reasonable third party costs and expenses incurred by Sublicensee in providing such assistance shall be reimbursed by Sublicensor.

Sublicense Agreement

9.10     Compliance with Laws. Each Party shall be responsible, at its own cost, to comply substantially with all Laws, rules, and regulations of the Territory pertaining to the Licensed IP and the commercialization and sale of the Products.

9.11 Exclusion of Consequential and Other Direct Damages. To the fullest extent permitted by Law and except as contemplated elsewhere in this Agreement, neither Sublicensor nor Sublicensee shall be liable to the other for any injury to or loss of goodwill, reputation, business production, revenues, profits, anticipated profits, contracts, or opportunities (irrespective of how these are classified as damages), or for any consequential, incidental, indirect, exemplary, special, punitive or enhanced damages whether arising out of breach of contract, tort (including negligence) or otherwise (including the entry into, performance or breach of this Agreement), regardless of whether such damage was foreseeable and whether or not the other Party has been advised of the possibility of such damages.

9.12 Survival. The provisions of this Section Article IX shall survive termination of this Agreement.

X.
GENERAL PROVISIONS

10.1 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns. Without the prior written consent of each of the other Parties, no Party may assign, delegate, or transfer the Agreement or any of its rights or duties hereunder, (including, but not limited to, the sale or transfer of any amounts owed by one party to the other) to any third party. Any attempted assignment or delegation in violation of this section shall be void and at no time shall have any legal validity. Notwithstanding the foregoing, each Party may assign its rights and duties hereunder in connection with a merger, consolidation, sale of a majority of its equity, or sale of all or substantially all the assets of such Party provided that the assigning Party shall remain liable thereon.

10.2 Law; Venue. This Agreement shall be governed by and construed under the Laws of the state of Texas, without regard to its choice of Laws principles. The parties hereto agree that the exclusive jurisdiction of any case or controversy arising under or out of this Agreement shall be in the state or federal courts located in the state of Texas and each of the parties hereby consents to the jurisdiction of such courts.

10.3 Independent Contractor. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between or among the Parties, or be construed to evidence the intention of the Parties to establish any such relationship. No Party will have the power to bind any other Party or incur obligations on any other Party’s behalf without such other Party's prior written consent.

Sublicense Agreement

10.4 Modification. Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by the Party to be charged.

10.5 Notice. Any notification that is to be given to either Party by the other Party pursuant to the provisions of this Agreement shall not be effective unless delivered by a nationally recognized overnight delivery service or by certified mail, return receipt requested at the addresses first written above. All such notices shall be deemed effective on the Business Day after such notice is placed with the overnight delivery service or two Business Days after being sent by certified mail.

10.6 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

10.8 Complete Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions and all other communications among the Parties relating to such subject matter. Any other terms or conditions shall not be incorporated herein or be binding upon any of the Parties unless expressly provided herein or agreed to in writing by all of the Parties.

10.9 Waiver. No delay or omission by any Party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof. A waiver by any of the Parties of any of the covenants, conditions or agreements to be performed by any of the other Parties or any breach thereof shall not be enforceable against the waiving Party unless in writing and executed by the waiving Party, and shall not construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at Law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

10.10 Bankruptcy. All rights and licenses granted by Sublicensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property”' and all Products are and shall be deemed to be “embodiment(s)” of “intellectual property” for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”). Sublicensee shall have the right to exercise all rights and elections with respect to all Licensed IP and all Products. Without limiting the generality of the foregoing, Sublicensor acknowledges and agrees that, to the extent legally permissible, if Sublicensor or its estate shall become subject to any bankruptcy or similar proceeding:

Sublicense Agreement

(a) subject to Sublicensee's rights of election, all rights and licenses granted to Sublicensee hereunder will continue subject to the terms and conditions of this Agreement and will not be affected, even by Sublicensor's rejection of this Agreement; and

(b) Sublicensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such Licensed IP and embodiments of Licensed IP comprising or relating to any Product, and the same, if not already in Sublicensee's possession, shall be promptly delivered to Sublicensee, unless Sublicensor elects to and does in fact continue to perform all of its obligations under this Agreement.

10.11 Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:
(a)   acts of nature;
(b)   flood, fire, or explosion;
(c)   war, terrorism, invasion, riot, or other civil unrest;
(d)   embargoes or blockades in effect on or after the date of this Agreement;
(e)   national or regional emergency;
(f)    strikes, labor stoppages or slowdowns, or other industrial disturbances;
(g)   any passage of Law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or
(h)   national or regional shortage of adequate power or telecommunications or transportation facilities:

(each of the foregoing, a “Force Majeure Event”), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

Either Party may, in its sole discretion, terminate this Agreement if a Force Majeure Event affecting Sublicensor continues substantially uninterrupted for a period of thirty (30) days or more. Unless a Party terminates this Agreement pursuant to the preceding sentence, all dates by which a Party must perform any act or on which a Party obligation is due shall automatically be extended for a period up to ten (10) days after the duration of the Force Majeure Event.

10.12 Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the requesting Party, promptly execute such documents and perform such acts as may be reasonably necessary to give full effect to the terms of this Agreement.

10.13 No Public Announcements. Sublicensor shall not issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement without the prior written consent of Sublicensee. Unless expressly permitted under this Agreement, neither Party shall use the other Party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

Sublicense Agreement

10.14 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

10.15 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

10.16     Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

10.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

10.18 Survival. Notwithstanding any provisions herein to the contrary, upon the termination of this Agreement for any reason whatsoever, the provisions of this Agreement which by their nature require some action or forbearance after such termination (including but not limited to those related to payment, indemnities, insurance, warranties, audit and confidentiality) shall survive such termination and be binding until any actions, obligations and/or rights therein provided have been completely satisfied or released.

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SUBLICENSE AGREEMENT

IN WITNESS WHEREOF, and expressly intending to be legally bound, the duly authorized representatives of each of the Parties have executed this Agreement as of the Effective Date.

CGI Cellerate RX, LLC, as Sublicensor By /s/ Ronald. T. Nixon Ron Nixon President CELLERATE, LLC, as Sublicensee By /s/ Bradley Gurasich Brad Gurasich Vice President

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SUBLICENSE AGREEMENT

SCHEDULE A

PRODUCTS

CellerateRX® Medical Hydrolysate of Type 1 bovine collagen without any additional additives chemicals or ingredients, in gel (>60% collagen), powder (>90% collagen) and spray (not yet offered) form.

SCHEDULE B

VIOLATION OF INTELLECTUAL PROPERTY RIGHTS

There are certain disputes between Applied Nutritionals and Wound Care Innovations, LLC with respect to certain of Applied Nutritionals’ intellectual property and the former contractual relationship between such entities.

SCHEDULE C

TRADEMARKS

Cellerate Rx